Exhibit 10.1

MONEYGRAM INTERNATIONAL, INC.
TAX EQUALIZATION AGREEMENT

This TAX EQUALIZATION AGREEMENT (this “Agreement”), entered into as of May 15, 2018 (the “Effective Date”), is made by and between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”), and Grant Lines (“Executive”).
WHEREAS, the Company employs Executive as its Chief Revenue Officer;
WHEREAS, effective as of May 1, 2018, the location of Executive’s employment was transferred from Dubai, United Arab Emirates to Dallas, Texas; and
WHEREAS, as consideration for Executive’s relocation to Dallas, Texas, the Human Resources and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its shareholders to provide Executive with the Equalization Payment (as defined below), subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1.	Definitions.
a.“Cause” shall mean (i) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom Executive reports or the Board that are within Executive’s control and consistent with Executive’s status with the Company and his or her duties and responsibilities (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (ii) fraud or material dishonesty in the performance of Executive’s duties, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (iv) an indictment of Executive for a felony under the laws of the United States or any state thereof, (v) Executive’s willful misconduct or gross negligence in connection with Executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (vi) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (vii) Executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect on the Company.
b.“Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (iii) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above, under circumstances in which the holders of the voting power of the

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outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and, for the avoidance of doubt, a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.
c.“Disability” shall exist if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 24-consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
d.“Good Reason” shall mean (i) a material reduction in Executive’s position or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction in Executive’s base salary or target bonus opportunity, if any, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company, or (iii) the reassignment, without Executive’s consent, of Executive’s place of work to a location more than 50 miles from Executive’s place of work on the Effective Date; provided, that none of the events described in clauses (i), (ii) and (iii) shall constitute Good Reason hereunder unless (x) Executive shall have given written notice to the Company of Executive’s intent to terminate his employment with Good Reason within 60 days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice.
2.Tax Equalization Payment. The Company shall pay Executive a cash tax equalization payment in the gross amount of $513,000, less applicable taxes and withholdings (the “Equalization Payment”), subject to the terms and conditions as provided in this Agreement. The Equalization Payment shall be paid in two substantially equal installments on the Company’s first regularly scheduled payroll date for each complete calendar quarter beginning with the first complete calendar quarter beginning after the Effective Date (each, a “Payment Date”) so long as Executive remains continuously employed by the Company from the Effective Date through each Payment Date. Notwithstanding the foregoing or anything to the contrary herein, in the event a Change in Control occurs prior to the final Payment Date, then any unpaid portion of the Equalization Payment shall immediately become due and payable upon the consummation of such Change in Control so long as Executive remains continuously employed by the Company from the Effective Date through the date of such Change in Control.

3.Restrictions on the Equalization Payment. The Equalization Payment may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Equalization Payment shall be void and unenforceable against the Company.
4.Effect of Termination of Employment. Except otherwise may be determined by the Committee, if Executive ceases to be an employee of the Company prior to the final Payment Date, the following shall occur:
a.Termination for Cause; Resignation. If Executive’s employment with the Company is terminated by the Company for Cause or Executive resigns for any reason other than due to Executive’s Disability, in each case, during the two-year period commencing on the Effective Date, then (i) any portion of the Equalization Payment that has not been paid as of the date of such termination of employment shall be immediately forfeited without consideration or notice; and (ii) Executive will be obligated to repay any portion of the Equalization Payment received by Executive prior to such termination, which repayment must be made no later than 60 days after the Company makes written demand for the repayment; provided, however, if Executive ceases to be employed by the Company as a result of Executive’s resignation for Good Reason at any time following a Change in Control, then the Equalization Payment shall not be subject to the repayment provision described in this Section 4(a).
b.Termination by the Company. If Executive’s employment with the Company is terminated by the Company without Cause during the period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, then Executive will be obligated to repay a portion of the Equalization Payment, such portion equal to (i) the total amount of the Equalization Payment multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Effective Date through the date of such termination and the denominator of which is 730, which repayment must be made no later than 60 days after the Company makes written demand for the repayment; provided, however, if Executive’s employment with the Company is terminated by the Company without Cause at any time following a Change in Control, then the Equalization Payment shall not be subject to the repayment provision described in this Section 4(b).
c.Other Termination. If Executive ceases to be employed by the Company for any reason other than the reasons described in Sections 4(a) or 4(b) above, then any portion of the Equalization Payment that has not been paid as of the date of such termination of employment shall be immediately forfeited without consideration or notice.
d.The Committee shall have the exclusive discretion to determine when Executive is no longer continuously employed for purposes of this Agreement, and such determination shall be made in accordance with Section 409A (as defined below).

5.	At-Will Employment. Executive’s employment is at-will and may be terminated by either Executive or Company at any time and for any reason.

6.	Miscellaneous.
a.Treatment as Wages. Solely for tax purposes, amounts paid in respect of the Equalization Payment will be treated as wages subject to applicable tax withholding (as provided under Section 6(b) below).

b.Responsibility for Taxes.
i.Regardless of any action the Company or Executive’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Equalization Payment and legally applicable to Executive (“Tax-Related Items”), Executive acknowledges that the ultimate liability for all Tax-Related Items is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Executive further acknowledges that the Company and/or the Employer (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Equalization Payment (or any portion thereof) or Executive’s receipt thereof; and (y) do not commit to and are under no obligation to structure the terms or any aspect of this Agreement or the Equalization Payment to reduce or eliminate Executive’s liability for Tax-Related Items or achieve any particular tax result. Further, if Executive has become subject to tax in more than one jurisdiction, Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
ii.In this regard, Executive authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding cash amounts from the Equalization Payment (or any portion thereof). The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts, maximum withholding rates or other applicable withholding rates.
iii.Finally, Executive shall pay to the Company or the Employer, as applicable, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Equalization Payment (or any portion thereof) that cannot be satisfied by the means previously described. The Company may refuse to pay the Equalization Payment (or any portion thereof) if Executive fails to comply with Executive’s obligations in connection with the Tax-Related Items.
c.Interpretations. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
d.Nature of Payment. In accepting the Equalization Payment, Executive acknowledges, understands and agrees that: (i) the Equalization Payment is voluntary and occasional and does not create any contractual or other right to receive future payment, awards, or benefits in lieu of payments or awards, even if similar payments or awards have been provided repeatedly in the past; and (ii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Equalization Payment resulting from Executive’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of any employment law in the country where Executive resides and/or is employed), and in consideration of the Equalization Payment to which Executive is otherwise not entitled, Executive irrevocably agrees never to institute any claim against the Company or the Employer, waives his ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Equalization Payment (or any portion thereof), Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
e.No Advice Regarding Payment. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the payment of the Equalization Payment or Executive’s receipt thereof. Executive is hereby advised to consult with his own personal tax, legal and financial advisors regarding the Equalization Payment.
f.Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Executive, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
g.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
h.Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the Equalization Payment. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
i.Notices. Executive should send all written notices regarding this Agreement to the Company at the following address:
MoneyGram International, Inc.
Attn Legal Department
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
j.Amendments. The Company may amend this Agreement at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without Executive’s consent, if such action would materially diminish any of Executive’s rights under this Agreement. The Company reserves the right to impose other requirements on the Equalization Payment and any payments receipt in respect thereof to the extent the Company determines it is necessary or advisable under applicable law
k.Entire Agreement. This Agreement and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.
l.Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
m.Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
n.Waiver. Executive acknowledges that a waiver by the Company of any provision of this Agreement or of a breach by Executive shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by Executive.
o.Section 409A Provisions. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the date of Executive’s termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date set forth in the first paragraph.

MONEYGRAM INTERNATIONAL, INC.

By: /s/ Alex Vargas
Name: Alex Vargas
Title: Head of Total Rewards

EXECUTIVE

/s/ Grant Lines
Name: Grant Lines

Signature Page to
Tax Equalization Agreement